EXHIBIT 99.1

For Immediate	NEWS

Dresser-Rand Closes Asset Purchase Agreement with Tuthill
OLEAN, New York, September 9, 2005 — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment, announced today that it has completed the acquisition of certain assets of Tuthill Energy Systems (TES), manufacturer of Coppus, Murray, and Nadrowski steam turbine products.
TES, a division of Tuthill Corporation headquartered in Burr Ridge, Illinois, is an international manufacturer of single- and multi-stage steam turbines and portable ventilators used widely throughout the energy industry.
The acquisition is consistent with Dresser-Rand’s business strategy which includes the disciplined pursuit of acquisitions to add new products and technologies, providing access to new markets and enhancing current market positions.
Under the agreement, Dresser-Rand acquired TES operations in Burlington, Iowa, Millbury, Massachusetts and Bielefeld, Germany, as well as products manufactured under the Coppus, Murray and Nadrowski brands. Power offerings range up to 28,000 hp for both power generation and mechanical drive applications across these three brands.
Transition teams are now working to integrate operations. With an installed equipment base estimated at 17,000 units, and sales of $70 million in 2004, the TES operations are expected to add $80 million annually to Dresser-Rand’s revenue stream when fully integrated.
“Dresser-Rand and TES have decades of experience providing innovative solutions in the energy conversion markets,” said Bill Jones, president of Dresser-Rand’s Steam Turbine Business Unit. “Both companies have maintained solid reputations for quality, efficiency, economy and reliability. “
Jones said “leveraging these attributes and combining technical expertise, research and development capabilities, and the worldwide networks of service centers will enable us to offer a comprehensive line-up of steam products backed by outstanding OEM parts and service.”
Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 24 service and support centers covering 105 countries.
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in the forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 25, 2005.
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Company Contact: Blaise Derrico, (716) 375-3000